Exhibit 5.2

Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
166 74 Glyfada Greece

July 30, 2024

Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel as to Seanergy Maritime Holdings Corp.., a Marshall Islands corporation (the “Company”) in connection with (i) the Company’s at-the-market offering (the “Offering”) of common shares, par value $0.0001 per share, having an aggregate offering price of up to $24.9 million (the “Shares”) which Shares include related preferred stock purchase rights (the “Preferred Share Purchase Rights”); (ii) the ATM Sales Agreement, dated December 14, 2023, as amended by Amendment No.1 thereto dated February 13, and Amendment No. 2 thereto dated July 12, 2024 (the “Sales Agreement”), between the Company and B. Riley Securities, Inc., as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Shares through the Agent, from time to time; and (iii) the Company’s registration statement on Form F-3 (File No. 333-280792), filed  with the U.S. Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”) on July 12, 2024 (as amended, the “Registration Statement”), including (a) a prospectus included therein (the “Base Prospectus”) and (b) a prospectus supplement included therein (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In rendering the opinions set forth below, we have examined and relied on originals or copies of the following:

(i)	the Sales Agreement;

(ii)	the Registration Statement;

(iii)	the Base Prospectus;

(iv)	the Prospectus Supplement;

(v)	the Amended and Restated Shareholders Rights Agreement dated December 13, 2023, relating to the Preferred Share Purchase Rights (the “Rights Agreement”); and

(vi)
such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

This opinion letter is limited to the laws of the State of New York, the federal laws of the United States of America, and Marshall Islands law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.	The Shares and the Preferred Share Purchase Rights have been duly authorized by the Company.
2.	The Shares, when issued, sold and paid for as contemplated in the Prospectus and Sales Agreement, will be validly issued, fully paid and non-assessable.
3.
When the Shares are issued, sold and paid for as contemplated in the Prospectus and Sales Agreement, the related Preferred Share Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to , the discussion of this opinion in the Registration Statement, and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder (the “Rules”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP